Exhibit 10.18

Sales and Service Representative Agreement

This agreement is effective 3/31/05.  Pukka USA, LLC whose principal place of business is located at 395 South 640 West, Pleasant Grove, Utah 84062 (hereinafter referred to as (Pukka USA) and Watt/Spohn-Universal, Ltd. whose principal business office is located at 13717 Welch Road, Dallas, Texas 75244 (hereinafter referred to as Watt/Spohn).

Whereas, Pukka USA has products, information, inventive and general know how relating to the marketing and distribution of products for the retail trade merchants and...WHEREAS, Watt/Spohn is experienced in selling and marketing of such products to military retail merchants, and is desirous in representing Pukka USA.

Therefore it is agreed as follows:

Article 1

Pukka USA appoints Watt/Spohn as Pukka USA exclusive sales and service representative for the military services worldwide limited to channels of distribution or accounts specified in Article 2.

Article 2

The specific channels of distribution of accounts are all military exchange systems worldwide.  Army and Air Force Exchange Service (AAFES), Navy Exchanges (NEXCOM), Marine Corps., Coast Guard, Veterans Administration, and General Services Administration.

Article 3

Watt/Spohn shall provide an aggressive and adequately staffed sales and service organization and provide an adequate place of business, in order to make the best effort to market Pukka USA products. Watt/Spohn will make regular sales calls on the customers in the territory, provide pre-sale and post-sale customer service and support and monitor the territory for competitive information and provide this to Pukka USA.

Article 4

Watt/Spohn shall be entitled to receive a commission on net customer shipments equal to 7.5% of the net sales amount.  Commission will be paid to Watt/Spohn within 30 days following the end of the month that shipments are made by close of business.

Article 5

Watt/Spohn will be responsible for all ordinary and necessary expenses incurred in connection with these activities.

Article 6

Watt/Spohn is an independent contractor and has no authority to execute an agreement on behalf of Pukka USA.

Article 7

Any samples or promotional materials used by Watt/Spohn will be provided by Pukka USA at no charge to Watt/Spohn.

Article 8

This agreement will continue in effect until termination by either party upon not less than 60 days prior written notice to the other.  In the event of termination, all commissions earned by Watt/Spohn during the final 30 days of this agreement will be held for a period of 30 days after the termination of this agreement during which time a final reconciliation of all outstanding invoices and credits will be completed by Pukka USA.   The net result of this reconciliation will be paid to Watt/Spohn in the next 30 days.

Article 9

This agreement may not be assigned or otherwise transferred by either party and may be amended or modified only in writing.  No other agreement or understanding purporting to modifier supply to this agreement exists.

Article 10

Watt/Spohn will hold harmless, and indemnify Pukka USA for any damages, claims, demands, liabilities or losses of whatever nature (including reasonable attorney's fees), made against or sustained by Pukka USA by reason of or arising out of a breach of this agreement or incurred as a result of any action performed with respect to the execution of this agreement by Watt/Spohn or it's agents, employees, officers, directors or representatives.

Article 11

Any disputes arising hereunder will be resolved by binding arbitration under the rules of the American Arbitration Association.

In witness whereof, the parties have executed this agreement on the 31st March, of  2005.

Pukka USA, LLC

By: /s/ Paul R. Ressler

Name: Paul R. Ressler

Title: Managing Member

WATT/SPOHN-UNIVERSAL, LTD.
By:          WSUME, Inc., General Partner

By: /s/ Gene Jordan

Name: Gene Jordan

Title: Senior VP